EXHIBIT 99.1
NewsRelease

TC PipeLines, LP to Present at
Wells Fargo Pipeline and MLP Symposium

HOUSTON, Texas – November 29, 2011 –TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) will be presenting at the Wells Fargo Securities 10th Annual Pipeline, MLP and Energy Symposium on Tuesday, December 6, 2011 in New York, NY. Steve Becker, president of the general partner, will present an overview of the Partnership’s strategy and business outlook.

The presentation will be webcast starting at 1:10 p.m. central standard time (CST), 2:10 p.m. eastern standard time (EST) and will be available live and for replay via the Partnership's Investor Centre located at www.tcpipelineslp.com. A copy of the presentation handout will be available on the Partnership's website on December 6, 2011.

Effective December 12, 2011, TC PipeLines, LP will be traded on the New York Stock Exchange under the new symbol "TCP".

TC PipeLines, LP has interests in 5,560 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 per cent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 per cent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Terry Cunha/Shawn Howard	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Lee Evans	877.290.2772
		investor_relations@tcpipelineslp.com